CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A, of our independent auditor’s report dated August 16, 2022, with respect to the audited balance sheet of XIV-I Invest 1, LLC as of June 30, 2022 and the related statements of operations, changes in member’s equity, cash flows and related notes to the financial statements for the period from February 7, 2022 (inception) through June 30, 2022.

Very truly yours,

McNamara and Associates, PLLC

/s/ McNamara and Associates, PLLC

Margate, Florida

January 27, 2023